                                                                                                                      Exhibit 16.2

June 24, 2005

Mr. Mark Tyrrell
Ernst & Young LLP
Registered Public Accounting Firm
40 Westminster Street
Providence, RI 02903

Dear Mr. Tyrrell:

We are amending our Form 8-K regarding our dismissal of Ernst & Young LLP as principal accountants for Astro-Med, Inc. (the "Company") to extend the statements contained in the second and fourth paragraphs through to June 9, 2005.  We have enclosed a copy of Form 8-K/A that we expect to file with the Securities and
Exchange Commission (the "SEC") by June 30, 2005.  Please review this Form8-K/A and provide us a copy of your response letter required to be filed with the Form 8-K/A.

Should you have any questions or comments, please call me.

Sincerely,

Astro-Med, Inc.

By:     s/ Joseph P. O'Connell
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Its:     Chief Financial Officer
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